UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 8, 2014

MMA Capital Management, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-55051	52-1449733

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 600, Baltimore, Maryland		21202

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01 Other Items.

On October 8, 2014, the Registrant entered into a series of transactions (collectively, the “Transaction”) with affiliates of Morrison Grove Capital Advisors (“Morrison Grove”), a business owned and operated in part by the Registrant’s former Chief Operating Officer, Charles M. Pinckney. The Transaction includes the acquisition by Morrison Grove of the Registrant’s interest in its low income housing tax credit (“LIHTC”) business, combining it with Morrison Grove’s existing LIHTC business and redeeming certain of the ownership interests in Morrison Grove. The combined business will be operated by a new company under the name Morrison Grove Management, LLC (“MGM”). The Registrant also provided financing for the Transaction and entered into an option (the “Option”) to purchase the combined business.

The Transaction provides the Registrant with a more predictable income stream, provides economies of scale to the MGM business and offers, through the Option, an opportunity for the Registrant to purchase the combined business.

To effectuate the transaction, the Registrant sold its wholly-owned subsidiary, MMA Financial TC LLC, f/k/a MMA Financial TC Corp. (“TC”), to MGM for $15.9 million. At the time of the sale, TC held the Registrant’s general partner and manager interests and asset management rights in 11 guaranteed LIHTC funds. The Registrant also assigned the economics of its asset management rights for two non-guaranteed LIHTC funds, while retaining its ownership interests in those funds. The $15.9 million sale price was financed by the Registrant and was comprised of a $17.3 million senior bridge loan (“Senior Loan”) and a $13.0 million subordinate loan (“Subordinate Loan”), resulting in an overall reduction to cash of $14.4 million. This cash was used to finance the redemption of certain of the ownership interests in Morrison Grove, resulting in MGM having all of the ownership interests in, and asset management rights for, 31 additional LIHTC funds unrelated to the Registrant. The Registrant also entered into an option contract that gives the Registrant the option to acquire MGM for $12.0 million, beginning on October 1, 2019 and ending on September 30, 2024, subject to various acceleration and price adjustments.

The Senior Loan has an initial maturity date of December 31, 2014, an interest rate of 10% and amortizes subject to MGM’s excess cash flows. The Senior Loan can be extended for up to nine quarters for quarterly extension fees of 1%. If the Senior Loan is not refinanced by March 31, 2017, then the Registrant has the right to accelerate the Option exercise date subject to an adjusted Option price. The Subordinate Loan is non-amortizing, has a maturity date of September 30, 2024 and has an interest rate of 12% of which 8% is to be paid quarterly and 4% is capitalized, added to principal and payable at the loan’s maturity. The Registrant is also entitled to contingent interest on the loans based on MGM’s cash flows. Both the Senior Loan and Subordinate Loan are secured by a pledge of the ownership interests in MGM, and by a majority of the assets of MGM. As of the closing date, MGM’s assets consisted primarily of general partner and managing member interests in, as well as asset management contracts for, 44 LIHTC funds with a combined $1.5 billion of capital invested in 305 properties.

The Registrant’s balance sheet, based on generally accepted accounting principles (GAAP), had a carrying basis of $0.1 million in the asset management fees that were sold as part of the Transaction. The Registrant will not be able to achieve sale accounting for the transaction, primarily because the Registrant is retaining its investor yield guarantee with respect to the Registrant’s guaranteed LIHTC funds and the $15.0 million of cash pledged towards that obligation, and therefore the Registrant will defer recognition of a GAAP gain of $15.8 million. Historically, and at the date of this transaction, the Registrant estimated the guarantee exposure at zero.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated October 14, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMA Capital Management, LLC

October 14, 2014	By:	/s/ Michael L. Falcone
Name: Michael L. Falcone
Title: Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated October 14, 2014